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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-83539

                       Thinweb Technologies Corporation
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            (Exact name of registrant as specified in its charter)

 Suite 111, Phase 1, 6 Antares Drive, Ottawa, Ontario K2E 8A9  (613) 225-8446
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                   Common Stock, par value $.0001 per share
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           (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]    Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]    Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: six
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     Pursuant to the  requirements of the Securities  Exchange Act of 1934,
Thinweb Technologies Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 26, 2000             THINWEB TECHNOLOGIES CORPORATION



                                      By:  /s/ Cory Reid
                                          ----------------------
                                      Name:  Cory Reid
                                      Title: Vice President